Exhibit 99.1
Horsehead Holding Corp. Announces First Quarter 2010 Earnings
Pittsburgh, PA, May 10, 2010 — Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC), the parent company of Horsehead Corporation and The International Metals Reclamation Company (“INMETCO”), reported consolidated net earnings of $6.8 million for the first quarter of 2010, or $0.16 per diluted share. For the first quarter of 2009, Horsehead had a consolidated net loss of $14.8 million, or $(0.42) per diluted share, and, for the fourth quarter of 2009, Horsehead had net earnings of $0.2 million or $0.00 per diluted share. Earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, increased for a fourth consecutive quarter to $15.1 million for the first quarter of 2010 compared to a loss of $19.3 million for the first quarter of 2009.
“The first quarter results reflected improvement over the fourth quarter of 2009 as demand for our products and services continued to increase.” said Jim Hensler, President and Chief Executive Officer. “We operated our recycling facilities at full capacity during the quarter and our smelting operation returned to full production late in the quarter.”
“This was also the first quarter that INMETCO was included in our results, which gave a further boost to earnings. A stronger-than-expected recovery among stainless steel producers and higher commodity nickel prices contributed to a solid first quarter at INMETCO”, Hensler said.
First Quarter Highlights
Compared to the same quarter last year:
•	Zinc product shipments increased 5,747 tons, or 20.8%, to 33,408 tons for the quarter.

•	Electric arc furnace (“EAF”) dust receipts increased 69.8% to 136,502 tons for the current quarter, a per annum rate of 546,000 tons.

•	Net sales increased $57.2 million, or 143.6%, to $97.0 million. Higher average price realization and the effect of higher shipment volume increased sales $27.5 million and $12.7 million, respectively. INMETCO, acquired on December 31, 2009, added $14.4 million to sales for the current quarter. Current quarter net sales were reduced by $0.7 million due to non-cash charges related to hedges. In comparison, the first quarter 2009 net sales were reduced by $4.2 million due to non-cash hedging charges.

•	The LME zinc price averaged $1.04/lb for the quarter, an increase of 94.9% compared to $0.53/lb for the prior year first quarter. The LME nickel price averaged $9.11/lb for the quarter, an increase of 92.0% compared to $4.74/lb for the first quarter of last year.

•	Cost of sales (excluding depreciation) increased $21.7 million, or 39.2%, to $77.1 million. This increase reflects the effect of the higher shipment volume, an increase in commodity price-based feedstock and cost of sales related to INMETCO. Cost of sales also included a non-cash charge of $1.1 million related to an increase in EAF dust inventory. Conversion cost per ton of zinc produced declined 16.6% , reflecting primarily increased productivity and the effect of cost reduction efforts.

•	Selling, general and administrative expenses increased $1.0 million, or 27.7%, to $4.7 million and included $0.5 million associated with INMETCO.

•	Cash generated by operating activities was $14.3 million for the quarter ended March 31, 2010. Investing activities during the quarter used $16.3 million of cash with capital spending of $11.8 million and completion of the acquisition of INMETCO using $4.6 million. Cash and cash equivalents were $93.3 million, after excluding $31.5 million of restricted cash, as of March 31, 2010, with $0.3 million of debt.
Shipments and Production Data

	Quarter ended March 31,
	2010	2009
Zinc production — tons	30,791	23,912
Zinc product shipments — tons	33,408	27,661
Zinc contained — tons	30,119	25,107
Net sales realization
Zinc products – per lb	$1.04	$0.60
Zinc products – per lb zinc contained	$1.15	$0.66
EAF dust receipts — tons	136,502	80,403
Nickel remelt alloy shipments – tons	7,067	4,331
LME average zinc price – per lb	$1.04	$0.53
LME average nickel price – per lb	$9.11	$4.74
Business Outlook
According to Mr. Hensler, “Market conditions continued to improve during the first quarter and led to the start of a sixth smelting furnace in March at our facility in Monaca, Pennsylvania. Continuation of smelting operations at full capacity will depend upon demand for our finished products. The level of our EAF dust receipts exceeded operating capacity during the quarter. This recent need in the market for additional processing capacity has fit well with construction of our greenfield EAF dust processing facility in Barnwell, South Carolina. The first kiln was commissioned in April and we are pleased with the progress so far during this startup phase. We expect to be in a position to start the second kiln later in the year if market conditions dictate.”
“The acquisition of INMETCO has provided growth in earnings and cash flow during the first quarter. We are very pleased with the performance of INMETCO and are excited about the opportunities we are pursuing to grow that business. We are also seeking additional potential investment opportunities that leverage our expertise in environmental services and metals recovery.”
Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Monday, May 10, 2010, at 11:00 am EDT to discuss the quarterly results. Dial-in instructions are as follows.
Dial-In Numbers:
United States: (800) 288-8967
International: (612) 332-0226

An Audio-Only Web Conference Cast will also be available from the Investor Relations Corporate Information page of our website www.horsehead.net or directly at http://205.144.147.162/cgi-bin/confCast. Enter Conference ID# 154039 then click Go.
A replay of the call will be available beginning at 1:00 pm EDT on Monday, May 10, 2010 and ending on Monday, May 17, 2010 at 11:59 pm EDT. Dial in instructions for the replay is are as follows.
Dial-In Numbers:
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 154039
About Horsehead
Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, and The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 1,000 people and has seven facilities throughout the U.S. Visit www.horsehead.net for more information.
Cautionary Statement about Forward-Looking Statements
This press release contains forward-looking statements, including statements about business outlook and strategy and statements about historical results that may suggest trends for our business. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Consolidated Financial Results (in thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended March 31,
	2010	2009
Net sales	$96,976	$39,808
Cost of sales (excluding depreciation)	77,132	55,395

Gross profit (loss) (excluding depreciation)	19,844	(15,587)
Depreciation and amortization	4,541	3,560
S G & A expenses	4,729	3,703

Income (loss) from operations	10,574	(22,850)
Interest expense	309	347
Interest and other income (expense)	317	166

Income (loss) before taxes	10,582	(23,031)
Income tax provision (benefit)	3,800	(8,222)

Net income (loss)	$6,782	$(14,809)

Earnings (loss) per diluted share	$0.16	$(0.42)

Weighted average diluted shares outstanding	43,602	35,254

EBITDA (1)	$15,115	$(19,290)
Balance Sheet Items (unaudited)

	March 31,	December 31,
	2010	2009
Cash and equivalents	$93,279	$95,480
Other current assets	114,733	105,930
Property, plant and equipment, net	199,503	191,307
Other assets	45,323	45,545

Total assets	$452,838	$438,262

Current liabilities	64,632	57,955
Long-term debt	255	255
Other long-term liabilities	35,212	34,635
Stockholders’ equity	352,739	345,417

Total liabilities and stockholders’ equity	$452,838	$438,262

Segment Information (unaudited)

	Quarter ended March 31, 2010
			Corporate
			and other
	Horsehead		reconciling
	Corporation	INMETCO	items	Total
Net sales	$82,746	$14,447	$(217)	$96,976
Income before tax	6,442	4,140	—	10,582

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help it evaluate our performance and to compare our current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:

	Quarter ended March 31,
EBITDA	2010	2009
Net income (loss)	$6,782	$(14,809)
Income tax provision (benefit)	3,800	(8,222)
Interest expense	309	347
Interest and other (income) expense	(317)	(166)
Depreciation and amortization	4,541	3,560

EBITDA	$15,115	$(19,290)
Contact info:
Robert D. Scherich
Vice President & CFO
Horsehead Holding Corp.
724.773.9000
SOURCE Horsehead Holding Corp.